Exhibit 99.1

News Announcement                                          FOR IMMEDIATE RELEASE

                 Velocity Asset Management Raises $1.725 Million
                  via Two Tranches of Equity Private Placement

WALL, NJ (October 12, 2007) - Velocity Asset Management, Inc. (AMEX: JVI), which purchases delinquent consumer receivables and uses an outsourced litigation model to collect them, announced today it has completed the second and final tranche of its private placement. In aggregate, the private placement totaled 862,500 restricted shares of Common Stock at a price of $2.00 per share, yielding net proceeds of approximately $1,596,500, including $375,000 from the second tranche. Investors in the private placement also received three-year warrants to purchase an aggregate of 172,500 shares of Velocity common stock for $2.50 per share. Net proceeds of the financing are being used to fund the purchase of additional pools of delinquent consumer receivables as well as for working capital.

Velocity President and CEO Jack Kleinert, commented, "Proceeds from these financings, combined with available borrowings under our credit facility with Wells Fargo Foothill, will enable Velocity to complete the purchase of additional pools of delinquent consumer receivables. Recent challenges in the capital markets have created attractive pricing for consumer receivables meeting our purchase criteria. Exploiting this environment, we have already completed the purchase of a $30.7 million loan package using proceeds from these financings and available borrowings, and are looking to put the remaining funds to work in the near term."

Security Research Associates, Inc. acted as placement agent in connection with the offerings.

About Security Research Associates (SRA)
Founded in San Francisco in 1980, SRA today offers both investment banking and institutional brokerage services. A boutique firm by design, SRA works with a select group of portfolio managers from around the country and focuses on companies in the micro and small cap arenas. For more information, visit www.sracap.com.

About Velocity Asset Management, Inc.
Velocity Asset Management, Inc., through its wholly owned subsidiary, Velocity Investments, LLC, is focused on the purchase and collection of distressed consumer receivables, principally through an outsourced litigation model. Velocity purchases consumer receivable portfolios that are of "litigation quality." By focusing on portfolio quality prior to purchase, Velocity aims to diminish its risk and improve its overall collection rate as a percentage of principal balance. For more information, visit the company's new website at: www.velocitycollect.com.

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This Press Release contains or may contain forward looking statements and information that are based upon beliefs of and information currently available to the Company's management as well as estimates and assumptions made by the Company's management. When used herein the words ''anticipate", "believe", "estimate", "expect", "future", "intend", "plan" and similar expressions as they relate to the Company or the Company's management identify forward looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties and assumptions relating to the Company's operations and results of operations and any businesses that may be acquired by the Company, including future collections, increased revenue, increased operating income and consumer receivables under management at the Company's Velocity Investments subsidiary. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, intended or planned.

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CONTACT:
Jim Mastriani, CFO                             Steven Hecht or Robert Rinderman
Velocity Asset Management                      Jaffoni & Collins Incorporated
732/556-9090 or jjm@velocitycollect.com        212/835-8500 or VCYA@jcir.com